Exhibit 99.1

NEWS

William Mansfield Appointed to Georgia Gulf Board of Directors

ATLANTA — September 11, 2012 — Georgia Gulf Corporation (NYSE: GGC) today announced the appointment of William L. Mansfield to its board of directors, effective immediately.

Mansfield recently led The Valspar Corporation, serving as chairman from 2007 until his retirement in 2012. Mansfield also served as chief executive officer of the Minneapolis-based paint and coatings company during 2005-2011.

“We are pleased to add Bill and his deep experience with strategic planning, operations and financial performance to the Georgia Gulf board of directors,” said Chairman Mark Noetzel. “Bill was instrumental in expanding Valspar’s global presence, and that experience will be invaluable in helping to assess and guide the continued strategic growth of the new company following the completion of Georgia Gulf’s pending merger with PPG’s chlor-alkali and derivatives business.”

As a Georgia Gulf board member, Mansfield will serve on the Audit Committee and the Nominating and Governance Committee.

About Georgia Gulf
Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Building Products and Exterior Portfolio brands, include window profiles, patio doors, mouldings, siding, pipe and pipe fittings, soffit, rain ware and decking. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers. For more information, visit www.ggc.com.

CONTACTS:

Investor Relations
Martin Jarosick

770-395-4524

Media

Alan Chapple

770-395-4538

chapplea@ggc.com